EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
February 14, 2017

Centrus Energy Corp. Announces Successful Settlement
of Its Private Exchange Offer

•	Tenders received for 87.4% of outstanding notes due in 2019

•	New notes due in 2027

•	Deal strengthens the Company’s financial position, reducing the face amount of outstanding long-term debt by 56%

BETHESDA, Md. – Centrus Energy Corp. (NYSE MKT: LEU) (the “Company”) announced the settlement of its previously announced private exchange offer (the “Exchange Offer”) to exchange any and all of the Company’s 8.0% PIK toggle notes due 2019/2024 (the “Outstanding Notes”) for up to (i) $85 million 8.25% senior secured notes due 2027 guaranteed on a subordinated and limited basis by the Company’s subsidiary, United States Enrichment Corporation (the “New Notes”), (ii) $120 million liquidation amount of 7.5% cumulative redeemable preferred stock (the “Preferred Stock”), and (iii) $30 million in cash.

According to information provided by the exchange agent and information agent for the Exchange Offer and Consent Solicitation, as of 11:59 p.m., New York City time, on February 9, 2017 (the "Expiration Date"), the Company had received tenders from holders of $204,944,468 in aggregate principal amount of the Outstanding Notes, representing approximately 87.4% of the total outstanding principal amount of the Outstanding Notes.

“This represents a major step forward for Centrus,” said Centrus President and CEO Daniel B. Poneman. “One of our top priorities has been to deleverage the company. By cutting the face amount of our long-term debt burden by more than half and extending the maturity of the new debt to 2027, we believe that we will be better able to deliver on our strategic initiatives to grow and diversify our company, while continuing to satisfy the long-term needs of our customers.”

“We thank our stakeholders who participated in this effort for their continued support of Centrus.”

All holders who tendered prior to the Expiration Date received $362.36 principal amount of New Notes, $509.75 liquidation preference of Preferred Stock and a cash payment of $127.89 in exchange for each $1,000 principal amount of Outstanding Notes validly tendered and accepted for exchange by the Company pursuant to the Exchange Offer. For each $1,000 principal amount of Outstanding Notes validly tendered on or prior to the “Early Tender Date” of 11:59 p.m., New York City time, on February 2, 2017 and not validly withdrawn, holders received an additional “Early Tender Premium” equal to a cash payment of $7.50.

Centrus Energy Corp. Announces Successful Settlement of Its Private Exchange Offer

All conditions to the Exchange Offer and Consent Solicitation have been satisfied or waived, including the receipt of valid consents from the holders of a majority of the outstanding principal amount of the Outstanding Notes to the proposed amendments to the indenture for the Outstanding Notes.

The Company issued an aggregate of $74,263,580 principal amount of New Notes, 104,574 shares of Preferred Stock with aggregate liquidation preference of $104,574,000 and $27,560,110 in cash in the Exchange Offer. Immediately following settlement, $29,630,036 aggregate principal amount of Outstanding Notes remained outstanding.

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The New Notes, the Guarantee and the Preferred Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of our sources of supply to perform under contract obligations, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks associated with our reliance on third-party suppliers to provide essential products or services to us; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to perform under our agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory, for continued research and development of the American Centrifuge technology; the competitive environment for our products and services; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of the portions of the American Centrifuge project including risks that the schedule could be delayed and costs could be higher than expected; the timing, savings and execution of any potential restructurings; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, which are available on our website at www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contact:
Don Hatcher (301) 564-3460